BRIAN STARK ELECTED TO THE MARCUS CORPORATION BOARD

Milwaukee, Wis., January 10, 2012. . . . .The Marcus Corporation (NYSE: MCS) today announced that Brian Stark, founding principal, chief executive officer and chief investment officer of Stark Investments in Milwaukee, has been elected a director of the company.

“Brian brings a wealth of knowledge and experience to our board.  His expertise in the investment industry and financial markets will be especially valuable to our board and management team,” said Stephen H. Marcus, chairman of The Marcus Corporation.

Stark, 57, co-founded Stark Investments in 1992, and is currently responsible for the firm’s global portfolio construction and capital allocation.  Stark Investments is a global alternative investment firm that invests primarily on behalf of qualified institutions, fund of funds and family offices.  From 1986 to 1992, he operated Stark Capital Management, LLC in New York, N.Y. and Greenwich, Conn.  Prior to establishing his investment management businesses, Stark was a partner at the commercial litigation firm of Coghill & Goodspeed, P.C. in Denver, Colo.

Stark earned his law degree, cum laude, from Harvard Law School in 1980 and his bachelor of arts, magna cum laude, from Brown University in 1977.  During his years at Harvard Law School, he wrote a book, Special Situation Investing, Hedging, Arbitrage and Liquidation, which was published in 1983.

With Stark’s election, The Marcus Corporation board has 11 members.  Stark will stand for re-election at the company’s 2012 annual meeting on October 17, 2012.

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About The Marcus Corporation
Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant real estate assets.  The Marcus Corporation’s movie theatre division, Marcus Theatres®, currently owns or manages 695 screens at 56 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio.  The company’s lodging division, Marcus Hotels & Resorts, owns or manages 18 hotels, resorts and other properties in nine states.  For more information, visit the company’s Web site at www.marcuscorp.com.

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